Exhibit 7.07

Execution Version

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2013, by and among Trunkbow Merger Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Chief Honour Investments Limited, a business company with limited liability incorporated under the laws of British Virgin Islands (“Chief Honour”), Capital Melody Limited, a business company with limited liability incorporated under the laws of British Virgin Islands (“Capital Melody”), Dr. Wanchun Hou (People’s Republic of China Passport No. G34572959) and Mr. Qiang Li (People’s Republic of China Passport No. G38438782). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Trunkbow International Merger Sub Limited, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Trunkbow International Holdings Limited, a Nevada corporation (the “Company”) are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger;

WHEREAS, as of the date hereof, Chief Honour is the registered stockholder of 8,558,764 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), Capital Melody is the registered stockholder of 7,580,619 Shares and Mr. Qiang Li directly owns 17,600 Shares (collectively, the “Rollover Shares”);

WHEREAS, pursuant to an entrustment agreement dated May 30, 2011 by and among Chief Honour, Capital Melody, Dr. Wanchun Hou and Mr. Qiang Li (as it may be amended, supplemented or otherwise modified from time to time, the “Entrustment Agreement”), Chief Honour and Capital Melody have authorized Dr. Wanchun Hou and Mr. Qiang Li to act on behalf of them as the exclusive agents for the exercise of all of the shareholder’s rights, including shareholder’s voting rights, of Chief Honour and Capital Melody with respect to the Shares held by them (Chief Honour, Capital Melody, Dr. Wanchun Hou and Mr. Qiang Li, collectively, the “Rollover Shareholders”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transaction”), the Rollover Shareholders agree to contribute the Rollover Shares to Parent in exchange for the number of newly issued ordinary shares of Parent as set forth opposite the relevant Rollover Shareholder’s name on Schedule A (the “Parent Shares”) in accordance with the terms of this Agreement;

WHEREAS, the Rollover Shareholders agree to vote or cause to be voted all of the Rollover Shares in accordance with the terms of this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Transaction, the Rollover Shareholders are entering into this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board comprising three members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management, has unanimously approved this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

1.            Contribution of Rollover Shares. Subject to the conditions set forth herein, immediately prior to the Closing and without further action by the Rollover Shareholders, all of shareholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

2.            Issuance of Parent Shares. In consideration for the contribution, assignment, transfer and delivery of the Rollover Shares to Parent pursuant to Section 1 and immediately prior to the Closing, Parent shall issue to the relevant Rollover Shareholder or his or its Affiliate, as the case may be, the number of Parent Shares set forth opposite the relevant Rollover Shareholder’s name on Schedule A.

3.            Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the contribution of the Rollover Shares and issuance of Parent Shares contemplated hereby shall take place immediately prior to the Closing.

4.            Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any of their respective Affiliates and agents holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Closing.

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5.            Voting of the Shares; Proxy Card.

(a)            The Rollover Shareholders hereby irrevocably and unconditionally agree that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at any meeting (whether annual or extraordinary and whether or not an adjourned or postponed meeting) of the holders of the Shares, however called, the Rollover Shareholders and their respective Affiliates that shall have acquired beneficial ownership of any Shares of the Company after the date hereof and prior to the termination of this Agreement will appear at such meeting or otherwise cause the Rollover Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Rollover Shares (i) in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (ii) in favor of any matters necessary for the consummation of the Transaction, (iii) against the approval of any Acquisition Proposal or the approval of any other action contemplated by an Acquisition Proposal, (iv) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the Merger Agreement or the Transaction and (v) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Rollover Shareholder contained in this Agreement. As used in this Agreement, “beneficially own” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

(b)            Subject to applicable Laws, the Rollover Shareholders hereby irrevocably appoint Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Rollover Shares in accordance with this Section 5 at any annual or extraordinary meeting of the holders of the Shares of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in this Section 5 is to be considered. The Rollover Shareholders hereby represent that all proxies, powers of attorney, instructions or other requests given by the Rollover Shareholders prior to the execution of this Agreement in respect of the voting of the Rollover Shares, if any, are not irrevocable and the Rollover Shareholders hereby revoke (or cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Rollover Shares. The Rollover Shareholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, including, without limitation, execution and delivery of separate proxy instruments.

(c)            The Rollover Shareholders hereby affirm that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Rollover Shareholders under this Agreement. The Rollover Shareholders hereby further affirm that the irrevocable proxy is coupled with an interest and is intended to be irrevocable prior to the termination of this Agreement in accordance with its terms. If for any reason the proxy granted herein is not irrevocable, then the Rollover Shareholders agree to vote the Rollover Shares in accordance with this Section 5.

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6.            Irrevocable Election.

(a)            The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 9 and the proviso in Section 22, the irrevocable election and agreement by the Rollover Shareholders to the contribution of the Rollover Shares in exchange for Parent Shares and the voting of the Rollover Shares, in each case on the terms and conditions set forth herein. In furtherance of the foregoing, the Rollover Shareholders covenant and agree that from the date hereof until any termination of this Agreement pursuant to Section 9, the Rollover Shareholders shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Rollover Shares and that (x) has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Shareholders’ economic interest in the Rollover Shares and/or (y) grants a third party the right to vote or direct the voting of any Rollover Shares (any such transaction, a “Derivative Transaction”), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares other than the Entrustment Agreement, (iv) knowingly take any action that would make any representation or warranty of the Rollover Shareholders set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Rollover Shareholders from performing any of their obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b)            The Rollover Shareholders further covenant and agree that the Rollover Shareholders shall promptly (and in any event within twenty-four (24) hours) notify Parent of any Shares with respect to which beneficial ownership is acquired by any Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

(c)            Unless required by law or legal process, the Rollover Shareholders shall not, and shall cause their Affiliates and representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent. The Rollover Shareholders (a) consent to and authorize the publication and disclosure by Parent of the Rollover Shareholders' identities and ownership of the Rollover Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by law (including the rules and regulations of the U.S. Securities and Exchange Commission) in any press release, any Current Report on Form 8-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agree promptly to give to Parent any information it may reasonably request for the preparation of any such documents.

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7.            Representations and Warranties of the Rollover Shareholders. The Rollover Shareholders jointly make the following representations and warranties to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a)            Ownership of Shares. (i) The Rollover Shareholders (A) are and will be the record or beneficial owners of, and have and will have good and valid title to, the Rollover Shares set forth opposite its name in Schedule A, free and clear of any Liens other than as provided by this Agreement; and (B) have and will have sole or shared (together with Affiliates controlled by the Rollover Shareholders) voting power, power of disposition and power to demand appraisal rights (if applicable), in each case with respect to the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws and the terms of this Agreement and the Entrustment Agreement; (ii) the Rollover Shares will not be subject to any voting trust agreement or other Contract to which any Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Entrustment Agreement; and (iii) the Rollover Shareholders have not Transferred any Rollover Shares pursuant to any Derivative Transaction. As of the date hereof, other than the Rollover Shares, no Rollover Shareholder owns, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Rollover Shareholders have not appointed or granted any proxy or power of attorney that will be in effect as of the Closing with respect to any Rollover Shares, except as contemplated by this Agreement.

(b)            Standing and Authority. Each Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each Rollover Shareholder, enforceable against each Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If any Rollover Shareholder that is a natural person is married, and any of the Rollover Shares constitutes community property of such Rollover Shareholder or otherwise needs spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(c)            Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of any Rollover Shareholder for the execution, delivery and performance of this Agreement by any Rollover Shareholder or the consummation by any Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by any Rollover Shareholder nor the consummation by any Rollover Shareholder of the transactions contemplated hereby, nor compliance by any Rollover Shareholder with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of any Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of any Rollover Shareholder pursuant to any Contract to which any Rollover Shareholder is a party or by which any Rollover Shareholder or any property or asset of any Rollover Shareholder is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Rollover Shareholder or any of any Rollover Shareholder’s properties or assets, or (D) require the consent or approval of any other Person, except with respect to (B), (C) and (D), for any such conflict, violation, default, or other occurrence which would not, individually or in the aggregate, materially impair the ability of such Rollover Shareholder to perform his or its obligations hereunder.

(d)            Litigation. Except as disclosed in the Company SEC Reports, there is no action, suit, investigation, complaint or other Proceeding pending against any Rollover Shareholder or, to the knowledge of any Rollover Shareholder, any other Person or, to the knowledge of any Rollover Shareholder, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by any Rollover Shareholder of its obligations under this Agreement.

(e)            Reliance. Each Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f)            Receipt of Information. Each Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares. Each Rollover Shareholder acknowledges that it has been advised to discuss with his or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

8.            Representations and Warranties of Parent. Parent represents and warrants to the Rollover Shareholders that:

(a)            Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders subject to the proviso in Section 22, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(b)            Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets, or (D) require the consent or approval of any other Person, except with respect to (B), (C) and (D), for any such conflict, violation, default, or other occurrence which would not, individually or in the aggregate, materially impair the ability of Parent to perform its obligations hereunder.

(c)            Issuance of Parent Shares. The Parent Shares to be issued under this Agreement shall have been duly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than restrictions arising under any applicable securities laws or agreements entered into by the Rollover Shareholders) when issued.

9.            Termination. This Agreement, and the obligations of the Rollover Shareholders hereunder, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, however, that the provisions set forth in Sections 6(c) and 10 through 24 shall survive the termination of this Agreement; provided further, that Parent shall promptly return any Share Documents that have been delivered to Parent prior to such termination to the Rollover Shareholders at their respective addresses set forth on Schedule A and take all such actions as necessary to restore the Rollover Shares to the position he or it was in with respect to ownership of the Rollover Shares prior to such deposit.

10.          Further Assurances. The Rollover Shareholders hereby covenant that, from time to time, the Rollover Shareholders will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to perform their obligations in accordance with the terms of this Agreement.

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11.          Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.

12.          Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.          Survival of Representations and Warranties. All representations, warranties and agreements of the Rollover Shareholders or Parent contained herein shall survive the execution and delivery of this Agreement, the issuance of the Parent Shares and the consummation of the transactions contemplated hereby.

14.          Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (b) one (1) Business Day after being sent by express courier service, or (c) three (3) Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to a Rollover Shareholder , in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

If to Parent:

Room D, 5/F of Noble Center

No. 1006 Fuzhong San Road, Futian District

Shenzhen 518026

P.R.China

Attention: Dr. Wanchun Hou and Mr. Qiang Li

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers – West (23Fl)

12 B Jianguomenwai Avenue

Chaoyang District, Beijing 100022, PRC

Attention: Ling Huang and W. Clayton Johnson

Facsimile: +86 10 5879 3902

E-mail:  lhuang@cgsh.com; cjohnson@cgsh.com

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15.          Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

16.          Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

17.          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof, except that matters relating to the fiduciary duties of the board of Parent and internal corporate affairs of Parent shall be governed by the Laws of the British Virgin Islands.

18.          Jurisdiction; Waiver of Jury Trial.

(a)            The parties agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any U.S. federal court or state court of New York sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Transactions, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(b)            EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTION OR THEREBY, OR THE ACTIONS OF PARENT OR THE ROLLOVER SHAREHOLDERS IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

19.          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that a Rollover Shareholder may assign its rights under this Agreement to one or more of its Affiliates without the prior written consent of the other parties; provided further, that no assignment will relieve the assignor of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

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20.          Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21.          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22.          Counterparts. This Agreement may be executed in two (2) or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any Rollover Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

23.          Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24.          No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

Trunkbow Merger Group Limited

By:	/s/ Wanchun Hou
Name: Wanchun Hou
Title: Director

Contribution Agreement

Signature Page

Dr. Wanchun Hou

/s/ Wanchun Hou

Chief Honour Investments Limited

By:	/s/ Wanchun Hou
Name: Wanchun Hou
Title: Director

Mr. Qiang Li

/s/ Qiang Li

Capital Melody Limited

By:	/s/ Qiang Li
Name: Qiang Li
Title: Director

Contribution Agreement

Signature Page

SCHEDULE A TO CONTRIBUTION AGREEMENT

[Schedule A to Contribution Agreement]